UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2017

KOPPERS HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	1-32737	20-1878963
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

436 Seventh Avenue Pittsburgh, Pennsylvania		15219
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (412) 227-2001

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 25, 2017, Koppers Holdings Inc., Koppers Inc., a wholly-owned subsidiary of Koppers Holdings Inc., and certain of the subsidiaries of Koppers Inc. named therein (collectively with Koppers Holdings Inc., the “Guarantors”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”), entered into an Indenture, dated as of January 25, 2017 (the “Indenture”), pursuant to which Koppers Inc. issued $500.0 million aggregate principal amount of 6.00% Senior Notes due 2025 (the “2025 Notes”). The 2025 Notes will mature on February 15, 2025, and interest is payable on the 2025 Notes on February 15 and August 15 of each year, commencing August 15, 2017. Koppers Inc.’s obligations with respect to the 2025 Notes are guaranteed by the Guarantors.

The 2025 Notes are Koppers Inc.’s unsecured senior obligations. The 2025 Notes rank equally with all of Koppers Inc.’s senior unsecured indebtedness and rank senior to all of Koppers Inc.’s subordinated indebtedness. The 2025 Notes are effectively subordinated to Koppers Inc.’s secured indebtedness, including indebtedness under Koppers Inc.’s revolving credit facility, and are structurally subordinated to the liabilities (including trade payables) of its non-guarantor subsidiaries. Each Guarantor’s guarantee of the 2025 Notes is its unsecured senior obligation. Each Guarantor’s guarantee ranks equally with all of such Guarantor’s senior indebtedness and ranks senior in right of payment to all of its subordinated indebtedness. The guarantee of each Guarantor is effectively subordinated to all of its secured obligations, including its guarantee of Koppers Inc.’s revolving credit facility.

At any time prior to February 15, 2020, Koppers Inc. may, at its option, redeem up to 35% of the aggregate principal amount of the 2025 Notes with the net proceeds from certain equity offerings at the redemption price set forth in the Indenture, subject to certain conditions. Koppers Inc. may redeem some or all of the 2025 Notes prior to February 15, 2020 at a redemption price equal to 100% of the principal amount of the 2025 Notes redeemed plus an applicable premium, as defined in the Indenture, as of, and accrued and unpaid interest, if any, to, the date of redemption. On and after February 15, 2020, Koppers Inc. may redeem some or all of the 2025 Notes at the redemption prices set forth in the Indenture. If Koppers Inc. experiences specific kinds of changes in control, holders of the 2025 Notes will have the right to require Koppers Inc. to repurchase their 2025 Notes at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase.

The Indenture limits the ability of Koppers Inc. and its Restricted Subsidiaries (as defined in the Indenture) to, among other things, (i) incur more debt; (ii) pay dividends and make distributions or repurchase stock; (iii) make investments; (iv) prepay, redeem or repurchase certain subordinated debt; (v) create certain liens; (vi) sell assets; (vii) enter into restrictions affecting the ability of restricted subsidiaries to make distributions, loans or advances to Koppers Inc.; (viii) engage in transactions with affiliates; and (ix) merge or consolidate or transfer and sell assets. These covenants are subject to important qualifications and exceptions described in the Indenture. The Indenture also provides that certain covenants will be suspended if the 2025 Notes receive an investment grade rating from both Moody’s and Standard and Poor’s.

The Indenture provides for customary events of default, including (i) failure to make the payment of any interest on the 2025 Notes when the same becomes due and payable, with such failure continuing for 30 days; (ii) failure to make the payment of any principal or premium, if any, on any of the 2025 Notes when the same becomes due and payable; (iii) failure to comply with certain covenants or agreements in the 2025 Notes, the Indenture or related documents (subject to applicable time periods provided for compliance or cure); (iv) a default by Koppers Inc. or any Restricted Subsidiary under their respective debt obligations that results in acceleration of the maturity of such debt, or failure to pay any such debt at maturity, in an aggregate amount greater than $35.0 million; (v) the rendering of any final judgment or judgments against Koppers Inc. or any Restricted Subsidiary for the payment of money in an aggregate amount in excess of $35.0 million, to the extent not paid or covered by insurance, that is not waived, satisfied, stayed or discharged for any period of 60 consecutive days after the right to appeal has expired; (vi) certain events involving bankruptcy, insolvency or reorganization of Koppers Inc. or certain of its subsidiaries; and (vii) the guarantee by Koppers Holdings Inc. or any subsidiary guarantor that is a Significant Subsidiary of the 2025 Notes is held in a judicial proceeding to be unenforceable or invalid or ceases for any reason (other than in accordance with the provisions of the Indenture) to be in full force and effect. If an event of default (other than certain bankruptcy or insolvency matters) occurs and is continuing, the Trustee or the registered holders of not less than 25% in aggregate principal amount of the 2025 Notes then outstanding may declare to be immediately due and payable the principal amount of all the 2025 Notes then outstanding, plus accrued but unpaid interest. In case an event of default relating to certain bankruptcy or insolvency matters occurs, such amount with respect to all the 2025 Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the 2025 Notes.

The Indenture is filed as Exhibit 4.1 to this Current Report on Form 8-K, and this description of the material terms of the Indenture is qualified in its entirety by reference to such exhibit, which is incorporated herein by reference.

Item 2.03   Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of the Registrant.

The information set forth under Item 1.01 above is incorporated herein by reference.

Item 8.01   Other Events.

On January 25, 2017, Koppers Inc. accepted for purchase an aggregate of $292,427,000 aggregate principal amount of its 7.875% Senior Notes due 2019 (the “2019 Notes”) in an initial settlement pursuant to the terms of its previously announced tender offer (the “Tender Offer”). The Tender Offer will expire at 11:59 p.m., New York City time, on February 2, 2017, unless extended. The terms and conditions of the Tender Offer are described in an Offer to Purchase and Consent Solicitation Statement, dated January 5, 2017 (the “Offer to Purchase”), and a related Consent and Letter of Transmittal, which have been sent to holders of 2019 Notes. Koppers Inc.’s obligations to accept any 2019 Notes tendered and to pay the applicable consideration for them are set forth solely in the Offer to Purchase and the related Consent and Letter of Transmittal. This Current Report on Form 8-K is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consents with respect to any securities. The Tender Offer is made only by, and pursuant to the terms of, the Offer to Purchase and the related Consent and Letter of Transmittal, and the information in this Current Report on Form 8-K is qualified by reference thereto. Koppers Inc. is not making any recommendation in connection with the Tender Offer.

On January 25, 2017, Koppers Inc. also called for redemption all 2019 Notes that remain outstanding following completion of the Tender Offer. The redemption date for the 2019 Notes is February 24, 2017. Pursuant to the terms of the indenture governing the 2019 Notes, holders of 2019 Notes will receive a redemption price of 101.313% of the principal amount of the redeemed 2019 Notes, plus accrued and unpaid interest up to, but not including, the redemption date. The information contained in this Current Report on Form 8-K shall not constitute a notice of redemption of the 2019 Notes. The redemption is being made only by, and pursuant to the terms of, a formal notice of redemption, dated January 25, 2017, which has been delivered to the holders of 2019 Notes.

On January 25, 2017, Koppers Holdings Inc. issued a press release announcing the completion of the offering of 2025 Notes offered by its wholly-owned subsidiary, Koppers Inc., the initial settlement of the Tender Offer and the issuance of a notice of redemption of the 2019 Notes.

A copy of the press release is attached to this Current Report on Form 8-K and is incorporated by reference into this Item 8.01.

Item 9.01   Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are filed herewith:

4.1	Indenture, dated as of January 25, 2017, among Koppers Inc., Koppers Holdings Inc., the other guarantors named therein and Wells Fargo Bank, National Association, as Trustee.

4.2	Form of 6.00% Senior Notes due 2025 (included in Exhibit 4.1).

99.1	Press Release, dated January 25, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 25, 2017

KOPPERS HOLDINGS INC.

By:	/s/ Michael J. Zugay

Michael J. Zugay
Chief Financial Officer

EXHIBIT INDEX

Number	Description

4.1	Indenture, dated as of January 25, 2017, among Koppers Inc., Koppers Holdings Inc., the other guarantors named therein and Wells Fargo Bank, National Association, as Trustee.

4.2	Form of 6.00% Senior Notes due 2025 (included in Exhibit 4.1).

99.1	Press Release, dated January 25, 2017.